                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                 NeurogesX, Inc.
                    ----------------------------------------
                                (NAME OF ISSUER)

                                  Common Stock
                    ----------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   641252101
                    ----------------------------------------
                                 (CUSIP NUMBER)

                               September 11, 2009
                    ----------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the SECURITIES EXCHANGE ACT of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

--------------------------------                --------------------------------
    CUSIP NO. 641252101               13G             PAGE 2 OF 15 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    Moshe Arkin
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Israel
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          2,464,291 (1)
  NUMBER OF           ----------------------------------------------------------
   SHARES             6   SHARED VOTING POWER
BENEFICIALLY              401,702 (1)
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING               2,464,291 (1)
 PERSON WITH          ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          401,702 (1)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,865,993 (1)
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    16.27% (2)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    IN
--------------------------------------------------------------------------------

(1) This figure is as of September 15, 2009.

(2) Based on 17,611,877 shares of common stock outstanding as of July 31, 2009
(as reported in the Issuer's 10Q filed with the Securities and Exchange
Commission ("SEC") on August 14, 2009).

--------------------------------                --------------------------------
    CUSIP NO. 641252101               13G             PAGE 3 OF 15 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    M. Arkin (1999) Ltd.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Israel
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
                           -
  NUMBER OF            ---------------------------------------------------------
   SHARES              6   SHARED VOTING POWER
BENEFICIALLY               401,702 (1)
  OWNED BY             ---------------------------------------------------------
    EACH               7   SOLE DISPOSITIVE POWER
  REPORTING                -
 PERSON WITH           ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
                           401,702 (1)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    401,702 (1)
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    2.28% (2)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    CO
--------------------------------------------------------------------------------

(1) This figure is as of September 15, 2009.

(2) Based on 17,611,877 shares of common stock outstanding as of July 31, 2009
(as reported in the Issuer's 10Q filed with the Securities and Exchange
Commission ("SEC") on August 14, 2009).

--------------------------------                --------------------------------
    CUSIP NO. 641252101               13G             PAGE 4 OF 15 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    Sphera Global Healthcare GP Ltd.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Israel
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          -
  NUMBER OF           ----------------------------------------------------------
   SHARES             6   SHARED VOTING POWER
BENEFICIALLY              401,702 (1)
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH          ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          401,702 (1)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    401,702 (1)
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    2.28% (2)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    CO
--------------------------------------------------------------------------------

(1) This figure is as of September 15, 2009.

(2) Based on 17,611,877 shares of common stock outstanding as of July 31, 2009
(as reported in the Issuer's 10Q filed with the Securities and Exchange
Commission ("SEC") on August 14, 2009).

--------------------------------                --------------------------------
    CUSIP NO. 641252101               13G             PAGE 5 OF 15 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    Sphera Global Healthcare Management L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Israel
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          -
  NUMBER OF           ----------------------------------------------------------
   SHARES             6   SHARED VOTING POWER
BENEFICIALLY              401,702 (1)
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH          ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          401,702 (1)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    401,702 (1)
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    2.28% (2)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    CO
--------------------------------------------------------------------------------

(1) This figure is as of September 15, 2009.

(2) Based on 17,611,877 shares of common stock outstanding as of July 31, 2009
(as reported in the Issuer's 10Q filed with the Securities and Exchange
Commission ("SEC") on August 14, 2009).

--------------------------------                --------------------------------
    CUSIP NO. 641252101               13G             PAGE 6 OF 15 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    Sphera Global Healthcare Fund
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Cayman Islands
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          -
  NUMBER OF           ----------------------------------------------------------
   SHARES             6   SHARED VOTING POWER
BENEFICIALLY              401,702 (1)
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH          ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          401,702 (1)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    401,702 (1)
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    2.28% (2)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    CO
--------------------------------------------------------------------------------

(1) This figure is as of September 15, 2009.

(2) Based on 17,611,877 shares of common stock outstanding as of July 31, 2009
(as reported in the Issuer's 10Q filed with the Securities and Exchange
Commission ("SEC") on August 14, 2009).

--------------------------------                --------------------------------
    CUSIP NO. 641252101               13G             PAGE 7 OF 15 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    Sphera Global Healthcare Master Fund
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Cayman Islands
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          -
  NUMBER OF           ----------------------------------------------------------
   SHARES             6   SHARED VOTING POWER
BENEFICIALLY              401,702 (1)
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH          ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          401,702 (1)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    401,702 (1)
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    2.28% (2)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    CO
--------------------------------------------------------------------------------

(1) This figure is as of September 15, 2009.

(2) Based on 17,611,877 shares of common stock outstanding as of July 31, 2009
(as reported in the Issuer's 10Q filed with the Securities and Exchange
Commission ("SEC") on August 14, 2009).

ITEM 1.   (a)  NAME OF ISSUER:

               NeurogesX, Inc.

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               2215 Bridgepointe Parkway, Suite 200, San Mateo, California 94404

ITEM 2.   (a)  NAME OF PERSON FILING:

               1. Moshe Arkin

               2. M. Arkin (1999) Ltd.

               3. Sphera Global Healthcare GP Ltd.

               4. Sphera Global Healthcare Management L.P.

               5. Sphera Global Healthcare Fund

               6. Sphera Global Healthcare Master Fund

               A portion of the securities reported herein are beneficially owned by Sphera Global Healthcare Fund, which invests all of its assets in Sphera Global Healthcare Master Fund. Sphera Global
               Healthcare Fund and Sphera Global Healthcare Master Fund have delegated all investment decision-making to Sphera Global
               Healthcare Management L.P. (the "Management Company"). The
               Management Company is managed, controlled, and operated by its general partner, Sphera Global Healthcare GP Ltd. M. Arkin (1999)
               Ltd. is entitled to appoint two members of the Investment
               Committee of the general partner, which reviews all investment decisions by the Management Company and determines the investment guidelines and strategy to be implemented. Mr. Arkin is currently one of these two appointments. There are currently four members of the investment committee, and no decision can be made without the consent of Mr. Arkin's designees.

          (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               Moshe Arkin - 6 Hachoshlim St., Herzelia, Israel

               M. Arkin (1999) Ltd. - 6 Hachoshlim St., Herzelia, Israel

               Sphera Global Healthcare GP Ltd. - Platinum House, 21 Ha'arba'ah
               Street, Tel-Aviv, 64739 Israel

               Sphera Global Healthcare Management L.P. - Platinum House, 21
               Ha'arba'ah Street, Tel-Aviv, 64739 Israel

               Sphera Global Healthcare Fund - c/o Maples Corporate Services
               Limited, PO Box 309 GT, Ugland House, South Church Street, George
               Town, Grand Cayman KY1-1104, Cayman Islands

               Sphera Global Healthcare Master Fund - c/o Maples Corporate
               Services Limited, PO Box 309 GT, Ugland House, South Church
               Street, George Town, Grand Cayman KY1-1104, Cayman Islands

          (c)  CITIZENSHIP:

               Moshe Arkin - Israel

               M. Arkin (1999) Ltd. - Israel

               Sphera Global Healthcare GP Ltd. - Israel

               Sphera Global Healthcare Management L.P. - Israel

               Sphera Global Healthcare Fund - Cayman Islands

               Sphera Global Healthcare Master Fund - Cayman Islands

          (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock

          (e)  CUSIP NUMBER:

               641252101

ITEM 3.        N.A.

ITEM 4.        OWNERSHIP:

          (a)  AMOUNT BENEFICIALLY OWNED:

               See row 9 of cover page of each reporting person.

               Except for the shares of Common Stock owned directly by Mr.
               Arkin, each such entity named in this Schedule 13G and Mr. Arkin disclaims beneficial ownership of any such shares. Neither the filing of this amended Schedule 13G nor any of its contents shall be deemed to constitute an admission that any such entity or individual is the beneficial owner of the shares referred to herein for purposes of Section 13(d) of the Exchange Act or for any other purpose.

               The entities named in this amended Schedule 13G and Mr. Arkin may be deemed to constitute a "group" for purposes of Section 13(d)
               of the Exchange Act. Neither the filing of this amended Schedule
               13G nor any of its contents shall be deemed to constitute an admission that a group exists for purposes of Section 13(d) of the Exchange Act or for any other purpose, and each of the entities named in this amended Schedule 13G and Mr. Arkin
               disclaims the existence of any such group.

          (b)  PERCENT OF CLASS:

               See row 11 of cover page of each reporting person

          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)  Sole power to vote or to direct the vote:

                    See row 5 of cover page of each reporting person

               (ii) Shared power to vote or to direct the vote:

                    See row 6 of cover page of each reporting person and note in
                    Item 4(a) above

               (iii) Sole power to dispose or to direct the disposition of:

                    See row 7 of cover page of each reporting person

               (iv) Shared power to dispose or to direct the disposition of:

                    See row 8 of cover page of each reporting person and note in
                    Item 4(a) above

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  N.A.

               N.A.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER:

               N.A.

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
               HOLDING COMPANY OR CONTROL PERSON:

               N.A.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               N.A.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               N.A.

                                       10

ITEM 10.       CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                       11

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 17, 2009

                                           MOSHE ARKIN

                                           By: /s/ Menachem Inbar
                                           ----------------------
                                           Menachem Inbar*
                                           Attorney-in-fact

                                           M. ARKIN (1999) LTD.

                                           By: /s/ Menachem Inbar
                                           ----------------------
                                           Menachem Inbar**
                                           Attorney-in-fact for Moshe Arkin,
                                           Chairman of M. Arkin (1999) Ltd.

                                           SPHERA GLOBAL HEALTHCARE GP LTD.

                                           By: /s/ Menachem Inbar
                                           ----------------------
                                           Menachem Inbar***
                                           Director

                                           By: /s/ Doron Breen
                                           ----------------------
                                           Doron Breen***
                                           Director

                                       12

                                        SPHERA GLOBAL HEALTHCARE MANAGEMENT L.P.
                                        BY SPHERA GLOBAL HEALTHCARE GP LTD.,
                                        GENERAL PARTNER

                                        By: /s/ Menachem Inbar
                                        ----------------------
                                        Menachem Inbar***
                                        Director

                                        By: /s/ Doron Breen
                                        ----------------------
                                        Doron Breen***
                                        Director

                                        SPHERA GLOBAL HEALTHCARE FUND

                                        By: /s/ Menachem Inbar
                                        ----------------------
                                        Menachem Inbar****
                                        Director

                                        By: /s/ Doron Breen
                                        ----------------------
                                        Doron Breen****
                                        Director

                                        SPHERA GLOBAL HEALTHCARE MASTER FUND

                                        By: /s/ Menachem Inbar
                                        ----------------------
                                        Menachem Inbar*****
                                        Director

                                        By: /s/ Doron Breen
                                        ----------------------
                                        Doron Breen*****
                                        Director

* Duly authorized under Special Power of Attorney appointing Menachem Inbar attorney-in-fact, dated August 12, 2009 by and on behalf of Moshe Arkin
(incorporated herein by reference to Exhibit 2 to the Schedule 13G filed by
Moshe Arkin, M. Arkin (1999) Ltd., Sphera Global Healthcare GP Ltd., Sphera
Global Healthcare Management L.P., Sphera Global Healthcare Fund, and Sphera
Global Healthcare Master Fund on August 13, 2009 (the "Original Schedule 13G)).

                                       13

** Duly authorized under Special Power of Attorney appointing Menachem Inbar attorney-in-fact, dated August 12, 2009 by and on behalf of Moshe Arkin as
Chairman M. Arkin (1999) Ltd. (incorporated herein by reference to Exhibit 3 to the Original Schedule 13G).

*** Duly authorized by Unanimous Written Consent of the Board of Directors of
Sphera Global Healthcare GP Ltd. allowing Menachem Inbar and Doron Breen, acting together, to bind Sphera Global Healthcare Management L.P. for any and all
matters, including the filing of any report with any governmental authority, dated April 30, 2008 (incorporated herein by reference to Exhibit 4 to the
Original Schedule 13G).

**** Duly authorized by Unanimous Written Resolution of the Board of Directors
of Sphera Global Healthcare Fund allowing Menachem Inbar and Doron Breen, acting together, to bind Sphera Global Healthcare Fund for any and all matters, including the filing of any report with any governmental authority, dated
February 19, 2007 (incorporated herein by reference to Exhibit 5 to the Original
Schedule 13G).

***** Duly authorized by Unanimous Written Resolution of the Board of Directors
of Sphera Global Healthcare Master Fund allowing Menachem Inbar and Doron Breen, acting together, to bind Sphera Global Healthcare Master Fund for any and all matters, including the filing of any report with any governmental authority, dated February 19, 2007 (incorporated herein by reference to Exhibit 6 to the
Original Schedule 13G).

                                       14

EXHIBIT NO.  DESCRIPTION

Exhibit 1    Agreement of Joint Filing (incorporated herein by reference to
             Exhibit 1 to the Original Schedule 13G).

Exhibit 2    Special Power of Attorney appointing Menachem Inbar attorney-in-
             fact, dated August 12, 2009 by and on behalf of Moshe Arkin
             (incorporated herein by reference to Exhibit 2 to the Original
             Schedule 13G).

Exhibit 3    Special Power of Attorney appointing Menachem Inbar attorney-in-
             fact, dated August 12, 2009 by and on behalf of Moshe Arkin as
             Chairman M. Arkin (1999) Ltd. (incorporated herein by reference to
             Exhibit 3 to the Original Schedule 13G).

Exhibit 4    Unanimous Written Consent of the Board of Directors of Sphera
             Global Healthcare GP Ltd. allowing Menachem Inbar and Doron Breen, acting together, to bind Sphera Global Healthcare Management L.P.
             for any and all matters, including the filing of any report with any governmental authority, dated April 30, 2008 (incorporated herein by reference to Exhibit 4 to the Original Schedule 13G).

Exhibit 5    Unanimous Written Resolution of the Board of Directors of Sphera
             Global Healthcare Fund allowing Menachem Inbar and Doron Breen, acting together, to bind Sphera Global Healthcare Fund for any and all matters, including the filing of any report with any
             governmental authority, dated February 19, 2007 (incorporated herein by reference to Exhibit 5 to the Original Schedule 13G).

Exhibit 6    Unanimous Written Resolution of the Board of Directors of Sphera
             Global Healthcare Master Fund allowing Menachem Inbar and Doron
             Breen, acting together, to bind Sphera Global Healthcare Master
             Fund for any and all matters, including the filing of any report with any governmental authority, dated February 19, 2007
             (incorporated herein by reference to Exhibit 6 to the Original
             Schedule 13G).

                                       15